Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

WHEREAS, Integrated Electrical Services, Inc. (the “Company”) and James A. Robertson (“Robertson”) are parties to that certain Employment Agreement, entered into on December 6, 2007 (the “Employment Agreement”),and

WHEREAS, the Company has determined that it no longer needs the services of Robertson as Group Vice President, Industrial; and

WHEREAS, pursuant to Article IV C. of the Employment Agreement Robertson is entitled to resign for Good Reason as defined in the Employment Agreement and receive certain payments and benefits; and

WHEREAS, the Company desires to retain the services of Robertson for a period of time following his removal as Group Vice President, Industrial to assist in transition of duties;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and undertakings contained in this Memorandum of Understanding, and intending to be legally bound, the Company and Robertson agree as follows:

I.	Continued Employment

The Company desires to retain the services of Robertson until November 1, 2009 or such earlier date as the Company may determine and Robertson agrees to perform such services in assisting in the transition of his duties as the Group Vice President, Industrial.

II.	Compensation

In return for Robertson’s performance of services until November 1, 2009 or such earlier date as the Company may determine, the Company shall pay Robertson his current salary through such date as his employment shall terminate.  In addition, the Company shall continue Robertson’s current health and welfare benefits and he shall continue to participate in any and all Company retirement plans on the same basis as he currently participates during this period.  Finally, upon Robertson’s termination of employment the Company shall grant Robertson 8,000 shares of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan (as Amended and Restated).  The parties recognize that Robertson will not receive a payment for Performance Units previously granted to him in December 2007 as a portion of his Company Long Term Incentive Plan Award.

III.	Employment Agreement Payments

Upon Robertson’s termination of employment on November 1, 2009 or such earlier date as the Company may determine, Robertson shall be entitled to receive any and all payments due at that time pursuant to Article IV C. of the Employment Agreement.  All other terms and conditions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Memorandum of Understanding as of the 22nd day of September, 2009.

By: Robertson	/s/ James A. Robertson
James A. Robertson

By: Integrated Electrical Services, Inc.	/s/ Robert B. Callahan
Robert B. Callahan
Senior Vice President, Human Resources